Employment Contract

Skyflyer Technology GmbH,
Friedrich List Allee 10,
41488 Wegberg-Wildenrath

in the following the “Employer”

and

Dr. Manfred Sappok,
Geldener Strasse 94,
47918 Tönisvorst 1

in the following the “Employee”

Enter into the following employment contract:

§ 1      Employment contract start date

The employment contract start date is June 1st, 2005. Regular termination prior to the employment contract start date is excluded.

§ 2      Responsibilities

Dr. Sappok shall be employed as Managing director [“Geschäftsführer”]. Dr. Sappok shall be responsible for the commercial management and coordination of projects for the Employer.

Dr. Sappok is authorized to solely represent the Employer.

§ 3      Remuneration

For his work, Dr. Sappok shall receive the following remuneration:

Starting on June 1st, 2005 a monthly salary in the total gross amount of € 2,330 (in words: two thousand three hundred and thirty Euros).

For each system sold Dr. Sappok shall receive a profit share in the amount of 1.5% of the selling price.

At the end of 2005 Dr. Sappok’s fixed monthly salary shall be reviewed to decide whether it is still appropriate, and shall be newly established together with the shareholders.

§ 4      Contract period / Termination

The contract period is indefinite. It may be terminated at the end of each calendar year by giving one year’s notice.

Termination must occur by registered letter or hand-delivery of a written notice.

Otherwise the contract terminates at the end of the month in which Dr. Sappok reaches the age of 65. Any potential extension of the contract beyond that point in time shall be by mutual agreement between Dr. Sappok and the Employer’s shareholders.

In case of termination by Dr. Sappok, the company may forego, in whole or in part, any additional work by Dr. Sappok with the continued payment of his fixed remuneration (fixed salary and guaranteed profit share) until the end of the termination period. If the company foregoes Dr. Sappok’s services, his entire remuneration from his new employment shall be deducted from the remuneration thus far.

In the event that Dr. Sappok is temporarily prevented from fulfilling his responsibilities as Managing director due to illness or for other reasons beyond his control, Dr. Sappok shall receive the fixed remuneration (fixed salary and guaranteed profit share) for a period of 6 months, but not exceeding the contract period. After the 6 months, the supervisory board shall make a decision regarding continued payment, if need be.

In case of death, his widow, Mrs. Elisabeth Sappok, nee Graf, shall receive the fixed remuneration (fixed salary and prorated guaranteed profit share) for 3 months, however, not for longer than the contract duration. The continued payment of the remuneration shall begin after the end of the month, in which the death occurred.

§ 5      Vacation

Dr. Sappok shall have an annual vacation allowance of 6 calendar weeks. Vacation dates shall be established in agreement with the company’s other members of corporate management.

§ 6      Additional benefits

Dr. Sappok is entitled to be reimbursed for business trip expenses.

Dr. Sappok is entitled to a company car, which will also be available for his private use.

§ 7      Obligation of secrecy

Dr. Sappok is sworn to secrecy regarding all of the company’s business activities and regarding those corporations, in which the company has a share – especially concerning industrial and trade secrets, plant equipment set-up procedures, laboratory work, suppliers and employees. Furthermore, Dr. Sappok is obligated to maintain as company property any business documents and his own records, if they pertain to company activities, and keep them confidential, and must turn over these documents to the company upon request, however, at the latest at the end of the employment contract, unless under special circumstances and in an isolated instance, it is unreasonable to do so.

Records pertaining to results, which are based on his creative work, and which are pertinent to the Employer’s business purpose, shall be made available to the company at the end of the employment contract. Dr. Sappok may keep them, if doing so does not run counter to any special company interests.

The obligation to secrecy does not expire at the end of the employment contract. As long as Dr. Sappok does not receive any benefits from the company and is not obligated under a prohibition of competition, the obligation to secrecy does not apply beyond the end of the employment contract, if Dr. Sappok demonstrates that limiting his professional activities is unreasonable in relation to the company’s interests concerning secrecy.

§ 8      Employment on the side

Any employment on the side requires prior express written consent from the shareholders. Participation in partnerships as well as the participation in corporate supervisory boards is considered employment on the side.

§ 9      Patents and inventions

Any inventions and technical improvement proposals are subject to the regulations under the Law concerning employee inventions [“Gesetz über Arbeitnehmererfindungen”] as well as the guidelines pertaining thereto, with the exception of § 22 of that law.

§ 10      Insurance

The company shall take out accident insurance for Dr. Sappok with an amount of € 750,000.00 insured in case of death and an amount of € 1,000,000.00 insured in case of disability.

§ 11      Contract amendments

Any additions or amendments to this contract must be made in writing and are only effective, if signed by both parties to the contract. If one contract provision is or becomes legally ineffective, the validity of the remaining provisions shall not be affected. In this event, the parties to the contract are obligated to replace the invalid provision with one that most closely reflects the economic intent of the invalid provision. The same applies for filling any gaps in the contract.

The conclusion of this contract renders any previous contracts and agreements invalid.

§ 12      Other obligations

The Employer assumes the guarantee of payment for any liabilities under this contract.

§ 13      Delivery

This contract has been prepared in duplicate. Each party to the contract shall receive one copy.

Wildenrath

/s/ Dieter Wagels
__________________________
(Dieter Wagels)

Wildenrath

/s/ Manfred Sappok
___________________________
(Dr. Manfred Sappok)